EXHIBIT 77D
                  AXP California Tax-Exempt Trust

 Changes in investment policies for the Six-month Period Ended 12/31/99 for:

                  AXP CALIFORNIA TAX-EXEMPT TRUST

         [For all Funds that have a 5% policy]

 RESOLVED, That the 5% restriction on when-issued securities be eliminated.

  [For all funds]

RESOLVED, That the Fund may invest in repurchase agreements provided AEFC evaluates the creditworthiness of each counterparty to a repurchase agreement and takes steps that are reasonably designed to ensure that the repurchase agreement is fully collateralized.